Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC COMPLETES NOTES OFFERING

New York, NY (July 26, 2005) – The Interpublic Group (NYSE: IPG) announced today that on July 25, 2005, it had completed its previously announced offering of an aggregate principal amount of $250,000,000 Floating Rate Notes due 2008 (the “Notes”). The Notes were sold to qualified institutional buyers in a private placement in reliance on an exemption from registration under the Securities Act of 1933. Interpublic received net proceeds of approximately $244.6 million from the offering.

The Notes will mature on July 25, 2008 and will bear interest at a floating rate. The interest rate for the Notes for each interest period will be a per annum rate equal to three-month LIBOR plus 325 basis points, payable quarterly in arrears on January 25, April 25, July 25 and October 25 of each year, beginning October 25, 2005. The Notes will be Interpublic’s unsecured and unsubordinated obligations ranking equally with its other outstanding unsecured and unsubordinated indebtedness. The terms of the Notes are otherwise similar to those terms governing Interpublic’s current debt securities.

Interpublic intends to use the net proceeds from the sale, together with cash on hand, to redeem or otherwise retire its outstanding $250 million aggregate principal amount of 7 7/8% Notes due 2005 which mature on October 15, 2005. After those notes mature, the next scheduled maturity of Interpublic’s long-term debt (other than the Notes themselves) is in 2009.

“We appreciate the support of all of our investors, and are pleased to have completed this transaction, which further demonstrates their confidence in our company,” said Interpublic’s Chairman and CEO Michael Roth. “This financing continues our conservative approach to financial management, appropriate at this stage of our company’s turnaround. After addressing the October maturity with these proceeds, we have no significant debt maturities for the next three years.”

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

The Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing-services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

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Contact Information

General Inquiries: Julie Tu (212) 827-3776	Media, Analysts, Investors: Philippe Krakowsky (212) 704-1328	Analysts, Investors: Jerry Leshne (212) 704-1439

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Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax